Exhibit 5.1

October 28, 2011

Wisconsin Energy Corporation

231 West Michigan Street

Milwaukee, WI 53203

Re:	Wisconsin Energy Corporation 1993 Omnibus Stock Incentive Plan, as Amended and Restated

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Wisconsin Energy Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of 33,000,000 shares (the “Shares”) of the Company’s Common Stock, $.01 par value (“Common Stock”), for issuance pursuant to the Wisconsin Energy Corporation 1993 Omnibus Stock Incentive Plan, as Amended and Restated (the “Plan”), approved by the stockholders of the Company on May 5, 2011. Shares of Common Stock issued under the Plan may be authorized but unissued, treasury or repurchased shares.

I am Counsel for Wisconsin Electric Power Company, the Company’s principal subsidiary. This opinion is being furnished to be filed as an exhibit to the Registration Statement. In furnishing such opinion, I or the attorneys in the Legal Services Department of Wisconsin Electric Power Company have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and amendment of the Plan and the authorization for the issuance and/or sale of the Shares thereunder; and (v) such matters of law as I have deemed necessary in order to render this opinion.

On the basis of the foregoing, I advise you that, in my opinion:

(1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

(2) The Shares, when issued (as to any such Shares which are original issuance or treasury shares) in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable by the Company.

I am a member of the bar of the State of Wisconsin and I do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC. This opinion may not be relied upon by you for any other purpose or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without my prior written consent.

Very truly yours,

/s/ Joshua M. Erickson

Joshua M. Erickson
Counsel
Wisconsin Electric Power Company